News Release

For Immediate Release:	For More Information,
June 12, 2026	Contact: Katie Doyle
336-286-8741

First Bancorp Announces Cash Dividend

Southern Pines, NC, June 12, 2026 - The Board of Directors of First Bancorp (NASDAQ: FBNC) (the “Company”), the parent company of First Bank, has declared a cash dividend on its common stock of $0.24 per share payable on July 24, 2026 to shareholders of record as of June 30, 2026.

Richard Moore, Chief Executive Officer of First Bancorp, stated, “First Bancorp delivered solid financial results for the first quarter of 2026, through expanding net interest margin, stable credit quality and continued expense controls. We remain committed to disciplined capital management and delivering consistent value to our shareholders, and we are pleased to continue providing cash dividends.”

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of $12.9 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 113 branches in North Carolina and South Carolina. Since 1935, First Bank has taken a tailored approach to banking, combining best-in-class financial solutions, helpful local expertise, and technology to manage a home or business. First Bank also provides SBA loans to customers through its nationwide network of lenders.

Please visit our website at www.LocalFirstBank.com for more information.

First Bancorp's common stock is traded on The NASDAQ Global Select Market under the symbol "FBNC." Member FDIC, Equal Housing Lender.